UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No.3)*

VNUE, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

92858B105
(CUSIP Number)

May 08, 2019
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
?  Rule 13d-1(b)
x  Rule 13d-1(c)
?  Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 92858B105				  13G					Page 2 of 5



1.NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jake P. Noch


2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)


3.SEC USE ONLY


4.CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.SOLE VOTING POWER

  13,708,386


6.SHARED VOTING POWER

None


7.SOLE DISPOSITIVE POWER

 13,708,386


8.SHARED DISPOSITIVE POWER


None


9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 13,708,386


10.CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.38% (Based on 254,705,898 total shares outstanding as reported in Issuer's Form 10-K filed on 4/16/19)


12. TYPE OF REPORTING PERSON (see instructions)

IN



CUSIP No. 92858B105				  13G					Page 3 of 5

Item 1.


(a) Name of Issuer:

VNUE, Inc.


(b)Address of Issuer?s Principal Executive Offices:

104 W. 29th Street, 11th Floor
New York, New York 10001



Item 2.

	(a) Name of Person Filing:

		Jake P. Noch


	(b) Address of the Principal Office or, if none, residence:

		1978 Gulf Shore Blvd.
		South Naples, FL 34102


	(c)Citizenship:

		United States of America

	(d) Title of Class of Securities:

		Common Stock

	(e)CUSIP Number:

		92858B105

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a) Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C.80a-8).

	(e) An investment adviser in accordance with ?240.13d-1(b)(1)(ii)(E);

	(f) An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

	(g) A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

	(h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

 	(i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)Group, in accordance with ?240.13d-1(b)(1)(ii)(J).




Item 4.  Ownership.

(a)Amount beneficially owned:    13,708,386

(b)Percent of class: 5.38% (Based on 254,705,898 total shares outstanding as reported in Issuer?s Form 10-K filed on 4/16/19)

(c)Number of shares as to which the person has:

	(i)Sole power to vote or to direct the vote:    13,708,386

 	(ii) Shared power to vote or to direct the vote:  NONE

 	(iii)Sole power to dispose or to direct the disposition of:    13,708,386

	(iv)Shared power to dispose or to direct the disposition of:  NONE





Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not Applicable.

Item 9.  Notice of Dissolution of Group.

     Not Applicable.

Item 10.  Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

6/6/2019
Date

/s/ Jake P. Noch
Signature

Jake P. Noch
Name/Title